Exhibit 10.40

PRUDENTIAL FINANCIAL, INC.
2016 DEFERRED COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS
Prudential Financial, Inc. (the “Company”) hereby establishes a nonqualified deferred compensation plan for members of the Board of Directors of the Company who are not employees or officers of the Company (“Non-Employee Directors”) to be known as the Prudential Financial, Inc. 2016 Deferred Compensation Plan for Non-Employee Directors (the “Plan”). The purpose of the Plan is to enhance the Company’s ability to attract and retain Non-Employee Directors whose training, experience and ability will promote the interests of the Company and to directly align the interests of such Non-Employee Directors with the interests of the Company’s stockholders. The Plan is designed to permit Non-Employee Directors to defer the receipt of all or a portion of the compensation otherwise payable to them for services to the Company as members of the Board.
The Plan is effective as of the date on which there are not sufficient shares remaining available for grant under the Prudential 2011 Deferred Compensation Plan for Non-Employee Directors (the “Effective Date”). The Plan is intended to be, and shall be administered as, an unfunded plan maintained for the purpose of providing deferred compensation for the Non-Employee Directors and, as such, is not an “employee benefit plan” within the meaning of Title I of ERISA (as defined below). The Plan is intended to be a continuation of the Prudential Deferred Compensation Plan for Non-Employee Directors (as amended through October 7, 2007) and the Prudential 2011 Deferred Compensation Plan for Non-Employee Directors (as amended through September 8, 2015), collectively referred to as the “Predecessor Plans”. All deferrals from and after the Effective Date shall be made under the Plan and no deferrals will be made under the Predecessor Plans.
ARTICLE I
DEFINITIONS
(a) “Board” means the Board of Directors of the Company.
(b) “Code” means the Internal Revenue Code of 1986, as amended.
(c) “Committee” means the Committee that has been appointed by the Board pursuant to Article V of the Plan.
(d) “Common Stock” means the common stock, par value $0.01, of the Company.
(e) “Company” means Prudential Financial, Inc., a New Jersey corporation, and any successor thereto.
(f) “Deferred Compensation Accounts” shall have the meaning set forth in Article III of the Plan.
(g) “Deferred Stock Units” shall have the meaning set forth in Section 3.3(b) of the Plan.
(h) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
(i) “Exchange Act” means the Securities Exchange Act of 1934, as amended.
(j) “Fees” includes all fee income payable to Non-Employee Directors for their service on the Board, including, but not limited to (i) annual retainer fees (whether paid in equity or cash), (ii) meeting fees (including orientation meeting fees), (iii) compensation that may be payable to such Non-Employee Directors for serving on any of the committees of the Board, as chairperson of any of the committees of the Board or as Lead Director, and (iv) new director equity awards. The term “Fees” does not include travel payments that may be made to such Non-Employee Directors as a result of attending meetings of the Board, payments that constitute reimbursement for expenses incurred by such Non-Employee Director in connection with his or her services to the Board, nor any fees that may be payable to such Non-Employee Director for service as a trustee of The Prudential Foundation.
(k) “Fixed Units” shall have the meaning set forth in Section 3.3(b) of the Plan.
(l) “Non-Employee Director” means any Director of the Company who is not a salaried officer or employee of either the Company or any of its affiliates.
(m) “Participant” means a Non-Employee Director of the Company (and, if applicable, their beneficiaries) who has elected to (or been required to) participate in the Plan.
(n) “Plan Year” means the calendar year.
(o) “Retirement Date” means the first day of the month following the month in which the Participant terminates his or her services as a Non-Employee Director.
(p) “Subsidiary” means any corporation or partnership in which the Company owns, directly or indirectly, more than 50% of the total combined voting power of all classes of stock of such corporation or of the capital interest or profits interest of such partnership.
(q) “Unforeseeable Emergency” means a severe financial hardship to the Participant resulting from an illness or accident of the Participant or the Participant’s spouse or dependents; loss of the Participant’s property due to casualty; or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. Whether a Participant has an Unforeseeable Emergency shall be determined on the particular facts and circumstances pertaining to such Participant, in accordance with the provisions of Section 409A of the Code and the regulations promulgated thereunder.

ARTICLE II
PARTICIPATION REQUIREMENTS
2.1. Eligibility. All Non-Employee Directors are eligible to participate in the Plan. A Non-Employee Director will be deemed a Participant in the Plan if he or she defers all or a portion of the Fees to be earned during a Plan Year as provided herein.
2.2. Elections.
(a) General Rules. The election to defer all or a portion of the Participant’s Fees for the next Plan Year, as well as the election of the form and timing of any distributions on the Participant’s behalf with respect to amount deferred during such Plan Year, shall be made by written notice delivered by the Participant to the Company not later than the last day of the open trading window under the Company’s Personal Securities Trading Policy immediately preceding the first day of such Plan Year. Whether or not a Participant shall be subject to Mandatory Deferrals shall be determined as of the date specified for elections pursuant to the immediately preceding sentence. In the case of a Non-Employee Director who first becomes eligible during such Plan Year, such election must be made by written notice not later than thirty (30) days after such Non-Employee Director first becomes a member of the Board; provided, however, that with respect to such initial elections, no Fees attributable to the period before which the election is made and presented to the Company are eligible for deferral under this Plan. Each such election shall be irrevocable during such Plan Year and thereafter, except as set forth below. Notwithstanding the preceding provisions of this Section 2.2, deferral elections (including the requirement that a Non-Employee Director be credited with Mandatory Deferrals) made under the Predecessor Plan and applicable to compensation payable in respect of the Plan Year in which the Effective Date occurs shall continue to be effective, and honored in accordance with their applicable terms and conditions, as though made pursuant to this Plan.
(b) Amendment of Election Form. Each Participant may amend his or her election forms with respect to his or her Deferred Compensation Account balance (i) to change the previously-elected form of distribution in respect of all distributions under the Plan to another distribution form permitted under Section 4.1, or (ii) to change the starting date for commencement of all payments under the Plan to another definitely determinable date, provided, however that such election shall be made during an open trading window under the Company’s Personal Securities Trading Policy. Notwithstanding the foregoing, to be effective, any election made pursuant to this Section 2.2(b) must satisfy the following conditions: (x) it must be made at least twelve months prior to the date as of which distribution to the Participant in respect of his or her Deferred Compensation Account would otherwise have been made to the Participant and (y) it must defer the commencement date of distribution to the Participant in respect of his or her Deferred Compensation Account for at least five (5) years from the date that would have applied absent such election.
2.3 Limitation on Director Compensation. In no event shall (i) the grant date value of any equity awards granted to a Participant under the Company’s 2016 Omnibus Incentive Plan (the “Omnibus Plan”), plus (ii) the amount of any compensation payable in cash to a Participant, and not taking into account any deferral of such compensation described in (i) and (ii), in respect of services in any compensation year (measured as the period from one annual meeting of the Company’s shareholders to the next following annual meeting of such shareholders) exceed $600,000.
ARTICLE III
DEFERRED COMPENSATION ACCOUNTS
3.1. Establishment of Deferred Compensation Accounts. An account shall be established for each Participant which shall be designated as his or her Deferred Compensation Account. Each Participant’s Deferred Compensation Account may be sub-allocated as a recordkeeping matter and accounting convenience, but the Company shall not be required to segregate any amounts credited to the Deferred Compensation Accounts in any manner or in any form, except in its sole discretion.
3.2. Crediting of Fees to Deferred Compensation Accounts. Upon the execution of a valid election form pursuant to Section 2.2(a) with respect to the deferral of Fees attributable to services performed by the Participant in the next Plan Year, such Fees shall be credited to the Participant’s Deferred Compensation Accounts as and when such Fees would have otherwise been paid to the Participant (i.e. on the last business day of each calendar quarter to which such Fees relate or, in the case of equity awards, when such equity awards vest).

3.3. Earnings Indices and Investment Options; Allocation Limitations. A Participant’s Deferred Compensation Account will be credited with notional interest, earnings (and, where applicable, notional investment gain or loss) that are intended to mirror the investment performance and results of the notional investment options made available under the Plan from time to time and selected by the Participant on the Participation Agreement, subject to the limitations set forth below:
(a) Sub-Allocation of Deferred Compensation Accounts. Amounts credited to each Participant’s Deferred Compensation Account shall be identified in the Plan’s records as comprised of two subaccounts, as follows:
(i) Amounts credited to an applicable Participant’s Deferred Compensation Account as a result of mandatory/required deferrals under the Company’s compensation program for Non-Employee Directors as may be in effect from time to time (the “Mandatory Deferrals”); and
(ii) Amounts credited to an applicable Participant’s Deferred Compensation Account as a result of elective deferrals of Fees by the Participant (the “Elective Deferrals”);
(b) Available Notional Investment Options under the Plan. The Committee may from time to time determine the notional investment options available to Participants under the Plan, which notional investment options shall include deferred stock units intended to mirror the performance of shares of Common Stock (“Deferred Stock Units”), with each Deferred Stock Unit the equivalent of one share of Common Stock and fixed units intended to mirror the performance of the Fixed Rate fund, one of the actual investment options available to participants of the Prudential Employee Savings Plan (“Fixed Units”). Other notional investment options, if any, may, but are not required to, mirror some or all of the investment alternatives made available from time to time to participants of the Prudential Employee Savings Plan.
(i) With respect to amounts deemed allocated to Fixed Units, or other notional investment options other than the Deferred Stock Units, if any, such amounts will be credited with interest or earnings (or losses), as applicable, in the same general manner as interest or earnings (and losses), as applicable, would be credited to amounts invested in the Fixed Rate Fund or other actual investment fund, as applicable.
(ii) With respect to amounts deemed allocated to Deferred Stock Units by any Participant, such amounts will be credited under the Plan as if the Participant had actually purchased shares of Common Stock on the date of such deferral. If dividends on the Common Stock are declared while a Participant holds Deferred Stock Units in his or her Deferred Compensation Account, additional Deferred Stock Units will be credited to such Deferred Compensation Account in the following manner. First, a notional value equal to the cash value of dividends that would be paid upon the same number of whole shares of Common Stock as the Participant has Deferred Stock Units in his or her Deferred Compensation Account on the dividend crediting date (e.g., the date such dividend is payable) will be calculated. Second, such notional value will be deemed to be allocated to the Participant’s Deferred Compensation Account and credited to a corresponding number of Deferred Stock Units to such Deferred Compensation Account (in whole or fractional units) as of the same date, as soon as administratively practicable.
(c) Allocation Limitations. Generally, a Participant may elect a combination of the available notional investment options with respect to the amount of Fees deferred under the Plan, subject to the limitations set forth below:
(i) Mandatory Deferrals. With respect to any Mandatory Deferrals, such amounts (and any notional dividends paid with respect to such amounts) may only be allocated to the Deferred Stock Units under the Plan.
(ii) Elective Deferrals. With respect to any Elective Deferrals, such amounts (including any earnings) may be allocated to Deferred Stock Units, Fixed Units or any other notional investment option made available under the Plan; provided, however, that the Participant’s allocation of his or her account must be stated in five percent (5%) increments.
(d) Changing Notional Investment Options. Subject to the allocation limitations set forth in Section 3.3(c) above, a Participant may change how the notional amounts reflected in his or her account are deemed invested by completing an account reallocation form. Such deemed investment allocations may be changed periodically during an open trading window under the Company’s Personal Securities Policy, and in no event more than once per calendar quarter. Changes will be effective the first day of the following month (or at such other time as the Committee may determine). To the extent that additions to, or subtractions from, the number of indices/notional investment options are made under this Plan, Participants will be asked to complete an account reallocation form to indicate if they wish to reallocate their notional account balances. In the event no such form is received, no changes to the Participant’s account will be made except that, in the event a particular notional investment option is eliminated and no form has been completed, the notional amounts credited in such eliminated option shall be credited under the Fixed Units (or, if such option has been eliminated, a notional investment equivalent to any money market fund option offered under the Prudential Employee Savings Plan) as of the date of such elimination (or as soon as administratively practicable thereafter).
(e) Account Valuation. With respect to any distribution for a Participant’s Deferred Compensation Account as provided for in Article IV of the Plan, the aggregate value of any such distribution shall be calculated by reference to the notional value of the Deferred Compensation Account as of the last day of the month prior to the month in which such distribution is either anticipated to commence or has been requested to commence by the Participant (or Beneficiary, as applicable).

ARTICLE IV
DISTRIBUTIONS FROM THE PLAN
4.1. Timing and Form of Distribution. The Company shall pay to the Participant (or, in the event of the Participant’s death, to the Participant’s designated beneficiary) a sum equal to the amount then standing to his or her credit in his or her Deferred Compensation Account (plus earnings as provided for under Section 3.3 herein), in the following manner:
(a) Retirement Distributions. Payment of a Participant’s Mandatory Deferrals for any Plan Year and, unless an In-Service Distribution is elected pursuant to Section 4.1(b), payment of the Participant’s Elective Deferrals for any Plan Year shall be made in the following manner:
(i) Lump Sum or Installment Payments. Payments shall be made in a lump sum, or in installments (either five (5) or ten (10) annual installments, if the form of distribution is Common Stock or cash), as elected by the Participant in his or her deferral election form, to begin on either (i) within 90 days following the Participant’s Retirement Date, (ii) such later date as selected by the Participant in accordance with the provisions of Section 2.2. In the event an installment option is chosen, such installments shall be as nearly equal as practicable and shall continue even if the Participant again serves on the Board. The form of distribution shall be either cash or Common Stock, at the election of the Participant.
(ii) Small Account Balances – Lump Sum Cashout. Notwithstanding the foregoing, in the event the amount scheduled for distribution on or following the Participant’s Retirement Date in installments (rather than lump sum) is ten thousand dollars ($10,000) or less at the time distributions would commence by reason of the application of this Section 4.1(a), payment of such portion of Participant’s Deferred Compensation Account balance shall be made in a single lump sum in cash within 90 days of the date such distribution would otherwise have commenced, notwithstanding the form of benefit payment elected by the Participant. For purposes of this Section, a Participant’s account balance shall be valued in accordance with the general provisions of Section 3.3(e).
(b) Scheduled In-Service Distributions. A Participant may elect pursuant to Section 2.2 to receive payment of the Participant’s Elective Deferrals for any Plan Year while the Participant is still a member of the Board (an “In-Service Distribution”) in the following manner:
(i) Lump Sum or Installment Payments. Payments shall be made in a lump sum, or in installments (either five (5) or ten (10) annual installments, if the form of distribution is Common Stock or cash), as elected by the Participant in his or her deferral election form, to begin on such date as specified by the Participant on his or her deferral election form, which date shall be at least two (2) years after the end of the Plan Year with respect to which such Elective Deferrals relate. In the event an installment option is chosen, such installments shall be as nearly equal as practicable. The form of distribution shall be either cash or Common Stock, at the election of the Participant.
(ii) Separate Annual Elections. Any desired In-Service Distribution must be separately elected for each Plan Year’s Elective Deferrals.
(iii) Termination of Board Service. Notwithstanding the above, if the Participant’s service on the Board terminates either before payments under the In-Service Distribution commence or while such payments are being made, the In-Service Distribution shall cease and the balance of the Participant’s Deferred Compensation Account shall be paid in accordance with the Participant’s election pursuant to Section 4.1(a).

(iv) Small Account Balances – Lump Sum Cashout. Notwithstanding the foregoing, in the event the amount scheduled for an In-Service Distribution with respect to a Plan Year’s Elective Deferrals is ten thousand dollars ($10,000) or less at the time distribution of the In-Service Distribution would commence, payment of such In-Service Distribution shall be made in a single lump sum on the first scheduled payment date, notwithstanding the form of benefit payment elected by the Participant. For purposes of this Section, a Participant’s account balance shall be valued in accordance with the general provisions of Section 3.3(e).
(c) Normal Form of Benefits. In the event no election is made pursuant to this Article IV, payments shall be made in lump sum within 90 days following the Participant’s Retirement Date, with the portion of the Participant’s Deferred Compensation Account notionally invested in Deferred Stock Units distributed in Common Stock and the remainder distributed in cash.
(d) Death of Participant. Notwithstanding the above, if the Participant dies (either before payments commence from the Plan or while such payments are being made), the balance of the Participant’s Deferred Compensation Account shall immediately become due and payable in one lump sum in cash to the Participant’s beneficiary or, if no beneficiary is designated or then living, to the Participant’s estate within 90 days of the date of the Participant’s death.
(e) Year in Which the Plan Becomes Effective. Notwithstanding the preceding provisions of this Section 4.1, the distribution elections and provisions applicable to amounts elected to be deferred (including the requirement that a Non-Employee Director be credited with Mandatory Deferrals) under the Predecessor Plan prior to the Effective Date of this Plan and applicable to compensation payable in respect of the Plan Year in which the Effective Date occurs shall continue to be effective, and honored in accordance with their applicable terms and conditions, as though made pursuant to this Plan.
4.2. Distribution Due to Unforeseeable Emergency. A Participant may, upon submission such evidence thereof as the Committee shall require, receive a distribution from his or her Deferred Compensation Account on account of an Unforeseeable Emergency. The amount that may be distributed pursuant to the immediately preceding sentence shall not exceed the amount necessary to resolve the financial need arising due to an Unforeseeable Emergency and the taxes that would due upon such distribution. In no event shall any financial need be deemed an Unforeseeable Emergency to the extent that the related financial need is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets, to the extent such liquidation would not itself cause severe financial hardship, or by cessation of deferrals under the Plan. Any distribution on account of an Unforeseeable Emergency shall be made within 30 days of the date that the Committee shall have determined that such an Unforeseeable Emergency exists to enable the Participant to receive a distribution under this Section 4.2.
ARTICLE V
ADMINISTRATION OF THE PLAN
5.1. Administration of the Plan. The Board shall appoint a Committee to administer the Plan, which shall be comprised of one or more officers of the Company. The Committee shall maintain such procedures and records as will enable the Committee to determine the Participants and their beneficiaries who are entitled to receive benefits under the Plan and the amounts thereof.

5.2. General Powers of Administration. The Committee shall have the exclusive right, power, and authority to interpret, in its sole discretion, any and all of the provisions of the Plan; and to consider and decide conclusively any questions (whether of fact or otherwise) arising in connection with the administration of the Plan or any claim for benefits arising under the Plan. Any decision or action of the Committee shall be conclusive and binding on the Company and the Participants. The Plan is designed to comply with the applicable requirements of Section 409A of the Code and the regulations promulgated thereunder, and shall be administered and construed to the maximum extent possible consistent with the requirements of such Section and such regulations.
ARTICLE VI
AMENDMENT AND TERMINATION
6.1. Amendment of the Plan. The Committee shall have the authority to adopt minor amendments to the Plan without prior approval by the Board that:
(a) are necessary or advisable for purposes of complying with applicable laws and regulations;
(b) relate to administrative practices under the Plan (including, but not limited to, the establishment of any procedures or processes or accounts related to the distribution of Common Stock or other amounts under the Plan);
(c) relate to the selection or deletion of additional notional investment options for Participants in their accounts; or
(d) have an insubstantial financial effect on the Plan.
The Board shall have the authority to adopt any other amendments to the Plan not encompassed under the terms of the preceding sentence, except that any amendment to increase the number of shares to be distributed under Article VII shall be approved by the Company’s shareholders. Any such amendments must be made by written instrument, and notice of such amendments shall be provided as soon as practicable to Participants after their adoption.
6.2. Limitations on Amendment or Termination of the Plan. The Company reserves the right to amend or terminate the Plan in any respect and at any time, without the consent of Participants or beneficiaries; provided, however, that the following conditions with respect to such amendment or termination must be satisfied in order for such amendment or termination to be binding and in effect:
(a) Such amendment or termination must be made pursuant to a written resolution of the Committee which is approved thereafter by the Board; and
(b) Such amendment or termination resolution may not adversely affect the rights of any Participant or beneficiary to receive benefits earned and accrued under the Plan prior to such amendment or termination; provided, however, that the following shall not be deemed to violate this provision:
(i) any alteration of the notional investment options under the Plan,

(ii) any acceleration of payments of amounts accrued under the Plan by action of the Committee or the Corporate Governance Committee or by operation of the Plan’s terms; or
(iii) any decision by the Committee or the Corporate Governance Committee to limit participation (or other features of the Plan) prospectively under the Plan.
ARTICLE VII
GENERAL PROVISIONS
7.1. Common Stock Payable under the Plan. The Common Stock that may be distributed under the Plan in accordance with Article IV shall come from the shares of Common Stock available for issuance under the Omnibus Plan.
7.2. Participant’s Rights Unsecured and Unfunded. This Plan is an unfunded plan maintained primarily to provide deferred compensation benefits for Non-Employee Directors, and therefore is exempt from the provisions of Parts 2,3 and 4 of Title I of ERISA. Accordingly, no assets of the Company shall be segregated or earmarked to represent the liability for accrued benefits under the Plan. Amounts referenced in Participant account statements are only recordkeeping devices reflecting such liability for accrued benefits, and do not reflect any actual amounts credited. The right of a Participant (or his or her Beneficiary) to receive a payment hereunder shall be an unsecured claim against the general assets of the Company or any successor to the Company. All payments under the Plan shall be made from the general funds of the Company or any successor. The Company is not required to set aside money or any other property to fund its obligations under the Plan, and all amounts that may be set aside by the Company prior to the distribution of account balances under the terms of the Plan remain the property of the Company. Notwithstanding the foregoing, nothing in this Section 7.2 shall preclude the Company, in its sole discretion, from establishing a “rabbi trust” or other vehicle in connection with the operation of this Plan, provided that no such action shall cause the Plan to fail to be an unfunded plan designed to provide deferred compensation benefits for Non-Employee Directors within the meaning of Title I of ERISA.
7.3. No Guarantee of Benefits. Nothing contained in the Plan shall constitute a guaranty by the Company or any other person or entity that the assets of the Company will be sufficient to pay any benefit hereunder.
7.4. No Creation of Employee or Other Rights; Plan is Not A Contract of Service or Employment. Participation in the Plan shall not be construed to give or deem any Participant to be an employee of the Company nor shall it confer upon any Participant any right to continued service with the Company. This Plan shall not constitute a contract of service or employment between the Company and any Participant.
7.5. Non-Alienation Provision. No interest of any person or entity in, or right to receive a benefit or distribution under, the Plan shall be subject in any manner to sale, transfer, anticipation, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind; nor may such interest or right to receive a distribution be taken, either voluntarily or involuntarily for the satisfaction of the debts of, or other obligations or claims against, such person or entity, including claims for alimony, support, separate maintenance and claims in bankruptcy proceedings.

7.6. Applicable Law; Severability. The Plan shall be construed and administered under the laws of the State of New Jersey, except to the extent that such laws are preempted by ERISA, if applicable. In the event any provision of this Plan shall be determined to be illegal or invalid for any reason, the remaining portion(s) shall continue in full force and effect as if such illegal or invalid provision had never been included herein.
7.7. No Impact on Other Benefits. Amounts accrued under the Plan shall not be included in a Participant’s compensation for purposes of calculating benefits under any other plan, program or arrangement sponsored by the Company.
7.8. Data. Each Participant or beneficiary shall furnish the Committee all proofs of dates of birth and death and proofs of continued existence necessary for the administration of the Plan, and the Company shall not be liable for the fulfillment of any Plan benefits in any way dependent upon such information unless and until the same shall have been received by the Committee in a form satisfactory to it.
7.9. Incapacity of Recipient. If a Participant or other beneficiary entitled to a distribution under the Plan is living under guardianship or conservatorship, distributions payable under the terms of the Plan to such Participant or beneficiary shall be paid to his or her appointed guardian or conservator and such payment shall be a complete discharge of any liability of the Company under the Plan.
7.10. Usage of Terms and Headings. Words in the masculine gender shall include the feminine and the singular shall include the plural, and vice versa, unless qualified by the context. Any headings are included for ease of reference only, and are not to be construed to alter the terms of the Plan.

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